Exhibit 10.1
ROBERT R. HARL
EMPLOYMENT AGREEMENT

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EXHIBITS
Exhibit 1 - Performance Conditions Related to Annual Cash Bonus Awards
Exhibit 2 - Performance Conditions Related to Long-Term Incentive Awards
Exhibit 3 - Proforma Illustrating LTI Award
Exhibit 4 - Form of Separation Agreement and Release

iii

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 20th day of September, 2010, between Willbros United States Holdings, Inc. (f/k/a Willbros USA, Inc.), a Delaware corporation (the “Corporation”), and Robert R. Harl (the “Executive”).
RECITALS
WHEREAS, the Executive and the Corporation entered into the Amended and Restated Employment Agreement with the Executive dated December 31, 2008, which contract will expire by its own terms on December 31, 2010;
WHEREAS, the Board of Directors of Willbros Group, Inc., the parent company of the Corporation, believes it would be in the best interest of WGI and the Affiliates (as defined below) for the Executive to continue to serve as President and Chief Executive Officer of the Corporation and WGI; and
WHEREAS, the Executive and the Corporation have agreed to a new contract as set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and the mutual benefits derived from this Agreement, the Corporation and the Executive agree as follows:
ARTICLE I
DEFINITIONS
The following words, if the first letter of such words is capitalized, shall have the meanings set forth below:
“2008 Employment Agreement” shall refer to the Amended and Restated Employment Agreement dated December 31, 2008, entered into by the Executive and the Corporation and shall include the Employment Agreement entered into on January 26, 2006, by the Executive and the Corporation, as amended on January 16, 2006, and January 15, 2008.
“Affiliate” means any entity (including corporations, limited liability partnerships, and limited liability companies) that, either directly or indirectly, is under common ownership with the Corporation or WGI, provided that common ownership shall not be based on ownership in an entity of less than fifty-one (51%) percent.

“Base Amount” means the Executive’s “annualized includible compensation for the base period,” as defined in section 280G of the Code (including sections 280G (b)(3) and (d)(1)) and the regulations related to section 280G, including those found at 26 CFR part 1 (including Treas. Reg., section 1.280G-1, Q-34, A-34, Q-35 and A-35).
“Base Salary” shall have the meaning set forth in Section 4.1 below.
“Board” shall refer to the Board of Directors of WGI.
“Business Day” shall mean any day that is not a Saturday, Sunday, or Federal Holiday.
“Cause,” as a grounds for Termination of the Executive’s employment prior to the end of the Employment Period, means (i) conduct by the Executive that is so unacceptable or offensive that, by its nature, it renders the Executive incapable of performing his duties hereunder, including substantial non-performance of his job responsibilities after the Executive has been provided written notice of such nonperformance and a reasonable time period, not to exceed six months, has passed without substantial correction of such nonperformance; (ii) the Executive engaging in conduct so reprehensible that a reasonable person would view the same as compromising the moral and/or ethical principles of the Corporation or WGI; (iii) the Executive being convicted of embezzlement, fraud, perjury, alteration of documents, robbery, or any other felonious act; (iv) the Executive’s breach of his obligations, as set forth in this Agreement, with regard to non-competition, non-solicitation of employees of the Corporation, WGI or an Affiliate to work for outside companies, or non-disclosure of Confidential Information; (v) willful failure by the Executive to substantially perform his duties, which results in a significantly adverse effect upon the Corporation, WGI or an Affiliate, after the Executive has been provided written notice, in reasonable detail, of such failure and a 30-day time period after such notice within which to cure such failure; (vi) gross negligence or willful misconduct of the Executive which results in a significantly adverse effect upon the Corporation, WGI or an Affiliate; or (vii) willful violation or disregard by the Executive of any published policy of the Corporation, WGI or an Affiliate that results in a significantly adverse effect upon the Corporation, WGI or an Affiliate. No act or failure to act on the Executive’s part shall be considered “willful” unless done or omitted to be done by the Executive not in good faith and without reasonable belief that such act or omission was in the best interest of the Corporation, WGI or an Affiliate.
“Change in Control” means and shall be deemed to have occurred if:
(i)
any Person, other than WGI or a Related Party, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of WGI representing 51 percent or more of the total voting power of all the then-outstanding Voting Securities;

(ii)
any Person, other than WGI or a Related Party, purchases or otherwise acquires under a tender offer, securities representing 51 percent or more of the total voting power of all the then-outstanding Voting Securities;

(iii)
the stockholders of WGI approve a merger, consolidation, recapitalization or reorganization of WGI or an acquisition by WGI, or any such transaction is consummated if stockholder approval is not obtained; provided that no Change in Control shall have occurred if any such merger, consolidation, recapitalization, reorganization, acquisition or transaction would result in the Voting Securities outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity (or if the surviving entity is a subsidiary of another entity, then of the parent entity of such surviving entity), at least 60 percent of the total voting power represented by the voting securities of the surviving entity (or parent entity) outstanding immediately after such transaction and in which, or as a result of which, the voting rights of each Voting Security relative to the voting rights of all other Voting Securities are not materially altered;

(iv)
the stockholders approve a plan of complete liquidation of WGI or an agreement for the sale or disposition by WGI of all or substantially all of WGI’s assets, other than any such transaction which would result in a Related Party owning or acquiring more than 50 percent of the assets owned by WGI immediately prior to the transaction; or

(v)	the Board or an appropriate committee thereof adopts a resolution that a Change in Control has occurred, provided that no inside director votes on such resolution.
No event shall constitute a Change in Control under this Agreement unless such event, transaction, or series of events or transactions also constitutes a “change in the ownership or effective control of the company, or in the ownership of a substantial portion of the assets of the company,” as such terms are defined in Treasury Regulations prescribed under Section 409A. Any event, transaction, or series of events or transactions that would constitute a Change in Control under this definition and that relates to, results from or constitutes a part of the insolvency of, or a bankruptcy, bankruptcy reorganization, or receivership of the Corporation or WGI, shall not constitute a Change in Control or otherwise operate to trigger the obligation to pay amounts otherwise payable upon the early termination of this Agreement. Upon the occurrence of a Change in Control, no subsequent event or condition caused by the earlier Change in Control shall constitute a Change in Control for purposes of this Agreement.
“Change-in-Control-Related-Termination” means, subject to the exceptions immediately following the two bullet points below:
•	The Executive’s Involuntary Separation from Service: (a) by Termination In Anticipation of a Change in Control or (b) within three years following a Change in Control; and
•
Any Termination of the Executive’s employment with the Corporation as a result of the Executive’s resignation for Good Reason: (a) In Anticipation of a Change in Control or (b) within 18 months following a Change in Control.

For purposes of this Agreement, the following would not constitute any element of a Change-in-Control-Related-Termination:
(i)	a Termination resulting from the Executive’s death or Disability;

(ii)	a Termination for Cause;
(iii)	a Termination resulting from the Executive’s voluntary resignation that is not due to Good Reason;
(iv)	any Termination that does not constitute an Involuntary Separation from Service;
(v)	the expiration of this Agreement by its own terms and/or the Corporation’s failure to extend or renew this Agreement;
(vi)	the Corporation’s hiring a new President and/or Chief Executive Officer following the expiration of this Agreement;
(vii)	the Executive’s resignation, for any reason, following the expiration of this Agreement; or
(viii)
in the event that the Executive remains employed by the Corporation following expiration of the Employment Period, any changes in Executive’s titles, duties, responsibilities, compensation, or other terms or conditions of employment that take effect after the Employment Period.

Notwithstanding any other provision of this definition of “Change-in-Control-Related-Termination,” if the event that constitutes a Change in Control occurs during the Employment Period and, following the expiration of this Agreement, the Executive remains employed with the Corporation without a new employment contract being signed, no Termination of the Executive’s employment (whether voluntary or involuntary) that occurs more than a year after the expiration of the Employment Period shall constitute a Change-in-Control-Related-Termination. No Change in Control that occurs after the expiration of the Employment Period can serve as the basis for a Change-in-Control-Related-Termination, unless it is a Change in Control that occurs within three months after the expiration of the Employment Period and is part of a set of circumstances that meet the definition of a Termination In Anticipation of a Change in Control.

“COBRA” shall mean continuation coverage pursuant to Part 6 of Title I of ERISA.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” shall mean the Compensation Committee of the Board.
“Confidential Information” means any information not already lawfully available to the public concerning the Corporation, WGI or any Affiliate. Confidential Information, includes computer programs written for or customized for the Corporation or an Affiliate’s products; product development; business strategy; financial information; information compiled by the Corporation or an Affiliate about upcoming client projects and opportunities to provide additional services to clients; and client, supplier or employee lists. Confidential Information also includes any technical data, design, pattern, formula, source code, object code, algorithm, manual, product specification, or plan for a new, revised or existing product or service; any business, marketing or financial plan; any sales order; and information pertaining to the present or future business or products of the Corporation or an Affiliate. Confidential Information also includes information belonging to the clients or vendors of the Corporation or an Affiliate that the Corporation or an Affiliate has agreed to hold in confidence. All Trade Secrets are also Confidential Information. However, public information, even if it falls within a category set forth in this definition, is not Confidential Information.
“Compensation Committee” shall refer to the Compensation Committee of the Board.
“Disability” means a physical or mental condition (or conditions) that causes, or is reasonably expected to cause, the Executive to be unable to perform substantially all of the duties of his position hereunder for a period of six months or more in any 12-month period as determined by a physician selected jointly by the Executive and the Board, provided that Disability shall not result in any payments to the Executive under Section 7.4 hereof (or of any acceleration of vesting or payments or payment of any post-Termination benefits) unless and until such Disability results in a Separation from Service.
“Effective Date” means January 1, 2011, the date on which this Agreement becomes effective. This Agreement will never become effective if, for any reason, Executive is not employed by the Corporation as its Chief Executive Officer on December 31, 2010.
“Employment Period” means the period from the Effective Date through January 1, 2014.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Good Reason” means the occurrence of any of the following events, unless the Executive has consented thereto:
(i)
a material diminution in the Executive’s Base Salary, except that a reduction in the Executive’s Base Salary is not Good Reason if it is made as part of an across-the-board salary reduction that affects all of the Corporation’s senior management team;

(ii)	a change in the location of the Executive’s principal place of employment by 50 miles or more from the location at which the Executive must perform the services;
(iii)	a change in the Executive’s reporting relationship so that he reports to a corporate officer or employee instead of reporting directly to the Board; or

(iv)	a material diminution in the Executive’s authority, duties or responsibilities.
An event does not constitute Good Reason unless the Executive provides the Corporation with written notice of the existence of the condition that constitutes the Good Reason. Such notice must be provided within 90 days after the initial existence of such condition, and the notice must provide the Corporation with at least 30 days during which it may remedy such condition without being required to make any Termination-related payment to the Executive. For purposes of this Agreement, the Executive’s voluntary Separation from Service for Good Reason will be treated as an Involuntary Separation from Service.
“In Anticipation of a Change in Control” means an event occurring after the Effective Date and within the three-month period ending on the date of a Change in Control.
“Involuntary Separation from Service” means the Executive’s Separation from Service due to the independent exercise of unilateral authority of the Corporation as the Executive’s employer. A Separation from Service that occurs at the Executive’s request is not an Involuntary Separation from Service unless the Executive resigns for Good Reason. A Separation from Service is an Involuntary Separation from Service only if the Executive is able and willing to continue performance of services for the Corporation at the time of such separation.
“Person” shall have the meaning assigned in the Exchange Act.
“Related Party” means (i) an Affiliate, (ii) an employee or group of employees of the Corporation or an Affiliate, (iii) a trustee or other fiduciary holding securities in WGI under an employee benefit plan of the Corporation or an Affiliate, or (iv) a corporation or other business entity owned directly or indirectly by the stockholders of WGI in substantially the same proportion as their ownership of stock of WGI.

“Release” shall mean the Separation Agreement and Release attached to this Agreement as Exhibit 4. If the Executive’s employment is Terminated under circumstances that may trigger payments contingent on the Executive’s signing of the Release, the Corporation shall deliver to the Executive a finalized version of the Release no later than the seventh day following his Separation from Service. No payment shall be made on the Release unless the Executive signs it and returns it to the Corporation (using the notice procedures set forth in Article XII below) within 21 days following his receipt from the Corporation of a finalized version of the Release (or within 45 days after his receipt from the Corporation of a finalized version of the Release if he is Terminated as part of a termination program offered to a group or class of employees within the meaning of 29 USC section 626(f)(1)(F)(ii) of the Age Discrimination in Employment Act). Any reference in this Agreement to a “timely” return of the Release shall refer to a return of a properly executed Release to the Corporation within the 21-day time period described in this definition of “Release,” or, if the 45-day time period applies, within the 45-day time period described in this definition of “Release.” If no payment date is otherwise specified herein, any payment in this Agreement that is contingent on the Executive’s timely execution and return of the Release shall be made on the 10th Business Day following the expiration of the seven-day revocation period described in 29 USC section 626(f)(1)(G) of the Age Discrimination in Employment Act.
“Section 409A” shall mean Section 409A of the Code and the applicable regulations issued thereunder.
“Separation from Service” shall mean a change in the Executive’s relationship with the Corporation and WGI that meets the following conditions: (i) constitutes the voluntary or involuntary severing of the Executive’s employment with the Corporation and WGI (and all entities which would be included with the Corporation and/or WGI as the “service recipient” under the definition of such term in the Treasury Regulations pertaining to Section 409A) for any reason, including resignation by the Executive and Termination of the Executive on account of retirement, death, or disability, and (ii) results in a permanent decrease in the level of bona fide services performed by the Executive for the Corporation and/or WGI and other service recipients (as defined above) to a level that is not more than 20 percent of the level of services performed by the Executive for the Corporation and/or WGI (and other service recipients, as defined above) over the immediately preceding 36-month period. A Separation from Service shall not include a leave of absence, paid or unpaid, under which there is a reasonable expectation that the Executive will return to perform services for the Corporation, WGI and/or other service recipients, as defined above, if the period of such leave does not exceed six months. A Separation from Service shall not include a cessation of services for a period during which the Executive retains a right to reemployment, either by statute or contract.
“Severance Compensation” means the sum of the following:
(i)	the highest annual Base Salary that the Corporation (and WGI or any Affiliate) has paid to the Executive at any time during the 36 months preceding his Separation from Service; and
(ii)
the Executive’s greatest annual cash bonus received from the Corporation, WGI and any Affiliate under Section 4.2 of this Agreement during the 36-month period ending on the date of the Change in Control (or, if such Separation from Service occurs prior to the date of a Change in Control, then ending on the date of such Separation from Service).

“Severance Plan” means the Willbros Group, Inc. Severance Plan, as amended and restated effective September 25, 2003, and as amended by Amendment No. 1 dated December 31, 2008.
“Short-Term Deferral Period” means that period ending on the later of the 15th day of the third month following the end of the Executive’s tax year in which the Executive’s Separation from Service occurs or the 15th day of the third month following the end of the Corporation’s tax year in which the Executive’s Separation from Service occurs.
“Termination” means, when referring to the Executive’s cessation of employment with the Corporation, WGI or an Affiliate, the Executive’s Separation from Service. “Terminate” and “Terminated” shall have correlative meanings.
“Termination in Anticipation of a Change in Control” means either of the following events if they occur after the Effective Date and within a three-month period ending on the date of a Change in Control: (a) the Executive’s Involuntary Separation from Service without Cause, or (b) the Executive’s resignation for Good Reason. An Involuntary Separation from Service without Cause that subsequently becomes a Termination in Anticipation of a Change in Control shall not entitle Executive to any payments and benefits under this Agreement that exceed those he would have received if the Change in Control had occurred on the day before his Involuntary Separation from Service without Cause.
“Trade Secrets” means all or any part of any of the following property of the Corporation, WGI, or any Affiliate: business plans, product plans, policies and procedures (including computer procedures), lists of clients or prospective clients and related information about clients and prospective clients, sales and marketing plans, financial data, designs, processes, procedures, formulae, compilations of information, improvements, or inventions that: (i) are known to the Corporation, WGI or an Affiliate, (ii) are considered confidential by the Corporation, WGI or an Affiliate, and (iii) give the Corporation, WGI or an Affiliate an advantage over competitors that do not know or use it.
“Voting Securities” means any securities of WGI that carry the right to vote generally in the election of directors.
“WGI” means Willbros Group, Inc., a Delaware corporation.
“WGI 1996 Stock Plan” shall mean the Willbros Group, Inc. 1996 Stock Plan, as amended by Amendments 1-8 and any subsequent duly authorized amendments.
“WGI 2010 Stock Plan” shall mean the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan.

ARTICLE II
TERMINATION OF PRIOR CONTRACT AND SEVERANCE PLAN
2.1 EXPIRATION OF 2008 EMPLOYMENT AGREEMENT. The parties acknowledge that the 2008 Employment Agreement will expire by its own terms on December 31, 2010. The Corporation and the Executive agree that such expiration shall not entitle the Executive to: (a) any payments or other benefits under Section 4.3 of the 2008 Employment Agreement or under any other section of the 2008 Employment Agreement; (b) any of the payments or other benefits described in the Severance Plan; or (c) any other Termination-related or Change in Control payments or benefits whatsoever.
2.2 TERMINATION OF SEVERANCE PLAN. The Executive hereby irrevocably consents to the termination, effective immediately, of the Severance Plan with respect to the Executive and his rights thereunder and waives and forever renounces any right that he now has or might ever have to receive any payment or benefit of any kind under the Severance Plan or any predecessor to (or previous or subsequent version of) the Severance Plan. The Executive agrees never to seek any payment or benefit under the Severance Plan and never to accept such payment or benefit if it is offered. The Executive agrees to sign any document that the Corporation reasonably requests that he sign in the future with regard to termination of the Severance Plan and/or termination of the Executive’s rights under the Severance Plan. To the extent that this Agreement should be construed as an amendment to the Severance Plan rather than a termination of the Severance Plan, the Executive, in accordance with Section 6.2 of the Severance Plan, hereby expressly consents to the amendment of the Severance Plan as set forth in this Agreement and hereby waives each and every benefit and right described in the Severance Plan, except to the extent that such benefit or right is also expressly set forth in this Agreement. To the extent that the Severance Plan, or any part thereof, were construed as surviving as to the Executive despite the provisions of this Agreement, then, as to the Executive, this Agreement hereby supersedes the Severance Plan.
2.3 STOCK PLANS. In the event of any conflict between this Agreement and the WGI 1996 Stock Plan or the WGI 2010 Stock Plan, as applied to the Executive, this Agreement shall control.
ARTICLE III
DUTIES OF EXECUTIVE
3.1 POSITION.
(a) The Corporation hereby engages the Executive as a full-time executive employee for the period specified in Section 6.1 below, and the Executive accepts such employment, on the terms and conditions set forth in this Agreement.
(b) The Executive shall serve as the President and Chief Executive Officer of the Corporation and WGI. He shall report to the Board, but to no other person or body.

3.2 DUTIES.
(a) In addition to the Executive’s performance of his day-to-day executive and operating responsibilities as President and Chief Executive Officer, the Executive shall work diligently and closely with the Board during the Employment Period to further develop, refine, and implement the Corporation’s strategic plan consistent with the annual budget(s) and other objectives approved by the Board.
(b) Throughout the Employment Period, the Executive shall devote substantially all his full time and efforts to the business of the Corporation and WGI and will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation that competes, conflicts or interferes with the performance of his duties under this Agreement in any way.
(c) Except for reasonable business travel, the Executive shall be required to perform the services and duties provided for in this Section 3.2 only at the principal offices of the Corporation in the Houston, Texas, metropolitan area. Throughout the Employment Period, the Executive shall be entitled to vacation and leave for illness or temporary disability in accordance with the Corporation’s policies for its senior executive officers.
ARTICLE IV
COMPENSATION
4.1 BASE SALARY. In consideration of the Executive foregoing other business opportunities and agreeing with the Corporation and WGI to perform the services described in this Agreement, during the Employment Period, the Corporation shall pay the Executive a base salary of $900,000.00 per year (the “Base Salary”). The Base Salary shall be payable in periodic equal installments, no less frequently than monthly, pursuant to the Corporation’s executive payroll system. During 2010, the Corporation attempted to increase the Executive’s annual base salary from $700,000 to $900,000, but the Executive declined to accept the salary increase. In the event that, as of the Effective Date, the Executive still has not agreed to accept $900,000 as his annual salary, the Executive shall have the right, on 30 days’ notice, to cause the Corporation to increase his salary to $900,000 per year, but no such change shall be retroactive.
4.2 CASH BONUS. The Executive shall be entitled to an annual cash bonus for each calendar year of his employment with the Corporation during the Employment Period if the performance goals described on Exhibit 1 to this Agreement are achieved. The Board in its discretion, and following consultation with the Executive, may annually modify the performance goals set forth in Exhibit 1, with any such modified version of Exhibit 1 to be provided to the Executive within 30 days following the start of the new calendar year. The performance period will be the entire calendar year. Any cash bonus earned by the Executive for any year shall be payable no later than March 15 of the year following the year with respect to which the bonus is payable. The material terms of the performance goals described in Exhibit 1 have been incorporated into a management incentive plan for WGI and the Affiliates and approved by the Compensation Committee and the Board. Any cash bonus paid under this Section 4.2 shall be subject to Exhibit 1 and to the management incentive plan. The Executive’s target annual cash bonus payable under this Section 4.2 shall be the amount of his Base Salary. The Executive’s maximum annual cash bonus payable under this Section 4.2 shall be 150 percent of his Base Salary.

4.3 LONG-TERM INCENTIVE AWARDS. The Board may grant the Executive a long-term incentive (“LTI”) award for each of the three calendar years covered by this Agreement, based on achievement of the performance goals described in Exhibit 2 hereto. In each case, the performance period will be the entire calendar year. The Board in its discretion, and following consultation with the Executive, may annually modify the performance goals set forth in Exhibit 2, with any such modified version of Exhibit 2 to be provided to the Executive within 30 days following the start of the new calendar year. The performance goals described in Exhibit 2 to this Agreement have been incorporated into the WGI 2010 Stock Plan, and the WGI 2010 Stock Plan has been approved by the Compensation Committee, the Board and the stockholders of WGI. Any LTI awards made under this Section 4.3 shall be subject to Exhibit 2 hereto and to the WGI 2010 Stock Plan. Any LTI award that the Executive receives under this Section 4.3 may be made in any form allowed by the WGI 2010 Stock Plan; provided, that any LTI award made to the Executive under this Agreement that vests following January 1, 2014 (the date of expiration of this Agreement), shall be made in cash or in Restricted Stock Units. The Executive’s target annual long-term incentive award under this Section 4.3 shall be $4 million and his maximum annual long-term incentive award shall be $8 million. The Board, based on achievement during a calendar year within the Employment Period of the performance goals set forth in Exhibit 2 and/or the WGI 2010 Stock Plan, shall determine the amount of the annual LTI Award that the Executive has earned. At the end of a calendar year and based on the extent of achievement of such performance goals, the Board shall have discretion to determine the amount (from zero to the target of $4 million or, for maximum achievement of performance goals, up to the maximum of $8 million) of the annual LTI award earned by the Executive during that particular calendar year. Any such decision by the Board shall be made no later than March 10 following the calendar year on which the subject LTI award was based. Should the Executive not earn all or part of the annual LTI award that he could have earned for a particular calendar year, the unearned part shall be forever forfeited and shall never vest. The annual LTI awards described in this Section 4.3, to the extent earned, shall vest as follows:
2011 Annual LTI Award
1/3 of any earned amount vests on March 15, 2012
1/3 of any earned amount vests on March 15, 2013
1/3 of any earned amount vests on March 15, 2014
2012 Annual LTI Award
1/3 of any earned amount vests on March 15, 2013
1/3 of any earned amount vests on March 15, 2014
1/3 of any earned amount vests on March 15, 2015
2013 Annual LTI Award
1/3 of any earned amount vests on March 15, 2014
1/3 of any earned amount vests on March 15, 2015
1/3 of any earned amount vests on March 15, 2016

To the extent that an annual LTI award is paid partly or wholly in cash, any cash payment earned shall be paid to the Executive on March 15 of the calendar year in which the award vests (or if March 15 falls on a Saturday or Sunday, then on the last day prior to March 15 that is not a Saturday). If, prior to January 1, 2014, the Executive voluntarily resigns from the Corporation (other than based on Good Reason), or if his employment is Terminated for Cause, any unvested LTI award shall be forfeited. After January 1, 2014 (the expiration date of this Agreement), the Executive’s voluntary resignation from the Corporation shall not prevent the Executive from receiving, on the scheduled vesting date, any LTI award that was not previously forfeited. A proforma illustrating the application of the LTI awards that may be granted under this Section 4.3 is attached as Exhibit 3.
As to any award granted or earned under this Section 4.3, the Compensation Committee, in its sole discretion, may determine what percent of the award shall be in cash and what percent shall be in the form of equity in WGI or in an equity-based form based on WGI stock, and, if the method of payment is equity in WGI or an equity-based form, whether such payment shall be made by restricted stock, unrestricted stock, stock options, stock appreciation rights, or some other form of equity in WGI. No later than March 12 of 2012, 2013 and 2014, the Board shall provide the Executive with a letter specifying the percentage of stock (and type of stock grant and the percentage of each type of stock grant included in the award, if more than one type is included) and the percentage of cash in any LTI award that he earned based on the previous year.
4.4 SHAREHOLDER APPROVAL. The material terms of the management incentive plan referenced in Section 4.2 above and the WGI 2010 Stock Plan were submitted to and approved by the stockholders of WGI on May 26, 2010. As provided in Treas. Reg. section 1.162-27(e)(5), prior to payment of any cash bonus described in Section 4.2 above or payment or award of any LTI described in Section 4.3 above, the Compensation Committee must certify in writing that the performance goals and any other material terms were in fact satisfied.
ARTICLE V
COMPETITION AND CONFIDENTIAL INFORMATION
5.1 COMPETITION AND CONFIDENTIAL INFORMATION. The Corporation hereby agrees, during the period in which the Executive is employed under this Agreement, to provide the Executive with continued access to the Trade Secrets and the Confidential Information, including its present and prospective business plans, detailed financial data, financing arrangements, marketing projections, customer lists, contracts between the Corporation and its customers, and bid proposals submitted by the Corporation to its customers. The Executive acknowledges that the Trade Secrets and the Confidential Information are updated on a continuous basis. Furthermore, the Executive and the Corporation recognize that, due to the nature of his association with the Corporation and WGI and of his engagements hereunder, and the relationship of the Executive to the Corporation and WGI, as an executive in the future hereunder, the Executive will have access to and will acquire, and has assisted in and will assist in developing, confidential and proprietary information relating to the business and operations of the Corporation, WGI and the Affiliates, including information with respect to present and prospective business plans, financing arrangements, marketing projections, customer lists, contracts and proposals. The Executive acknowledges that such information has been and will continue to be of central importance to the business of the Corporation, WGI, and the Affiliates and that disclosure or use by others could cause substantial loss to the Corporation, WGI and the Affiliates. The Executive will treat as confidential any Confidential Information, Trade Secrets, or proprietary information of the Corporation, WGI and the Affiliates that are now known to him or that hereafter may become known to him as a result of his employment or association with the Corporation, WGI or the Affiliates, and shall not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Corporation, WGI and the Affiliates.

5.2 NON-COMPETITION. The Executive and the Corporation recognize that an important part of the Executive’s duties will be to develop goodwill for the Corporation, WGI and the Affiliates through his personal contact with vendors, customers, subcontractors, and others sharing business relationships with the Corporation, WGI, and the Affiliates, and that there is a danger that this goodwill, a proprietary asset of the Corporation, WGI and the Affiliates, may follow the Executive if and when his employment relationship with the Corporation is terminated. For that reason, and also in support of his obligation to protect the confidentiality of the Trade Secrets, Confidential Information and proprietary information of the Corporation, the Executive agrees that, during the Employment Period and for a period of one year following his Separation from Service, the Executive will not, either individually or as owner, partner, agent, employee, or consultant, directly or indirectly:
(a) engage in any activity competitive with the upstream or downstream oil and gas or electrical transmission and distribution engineering or construction businesses of the Corporation, WGI or any of the Affiliates or with any other lines of material business activity of the Corporation, WGI or any of the Affiliates that commence during the Employment Period; or
(b) solicit any employee to leave the employment of the Corporation, WGI or any of the Affiliates; or
(c) hire or retain the services of, or assist any other person or entity in hiring or retaining the services of, any person who has been employed by the Corporation, WGI or any of the Affiliates at any time during the 12 months prior to such hiring or retaining, provided that this clause (c) shall not apply to an ex-employee who was involuntarily terminated by the Corporation, WGI or the Affiliates more than six months prior to the time that the Executive hires or retains, or seeks to hire or retain, such ex-employee, or to any ex-employee of the Corporation, WGI or the Affiliates whom WGI’s Chairman of the Board or the Corporation’s or WGI’s next Chief Executive Officer gives the Executive written consent to hire or, retain, or seek to hire or retain.

Nothing in this Article V shall be construed to prevent the Executive from owning, as an investment, not more than one percent of a class of equity securities issued by any issuer and publicly traded and registered under Section 12 of the Exchange Act.
5.3 CORPORATION’S REMEDIES FOR BREACH. It is recognized that damages in the event of a breach of Sections 5.1 and/or 5.2 of this Agreement by the Executive would be difficult, if not impossible, to ascertain, and it is therefore agreed that, if such a breach occurs, the Corporation, in addition to and without limiting any other remedy or right it may have, may have the right to an injunction or other equitable relief, in any court of competent jurisdiction, enjoining any such breach. Furthermore, in the event of a material breach by the Executive of Section 5.2 above, the Corporation, upon 10 days’ notice to the Executive, shall have the right to withhold payment to the Executive for any further payments and benefits due him under this Agreement. In the event that a court of competent jurisdiction or an arbitrator (acting in accordance with Article XI of this Agreement), determines that the Executive has materially breached Section 5.2 above, the Executive shall have no right to receive such withheld payments and benefits. In the event that payments and benefits are withheld and a court of competent jurisdiction or arbitrator subsequently determines that the Executive did not materially breach Section 5.2 above, the withheld payments and benefits shall be paid to the Executive 45 days after the decision of the court or arbitrator becomes final and non-appealable. The existence of this right shall not preclude any other rights and remedies at law or in equity that the Corporation may have.
5.4 ALLOCATION OF CONSIDERATION. The parties agree that the value attributable to the restrictive covenants set forth in this Article V is $1,500,000 for the 12 months that such restrictions are in effect and that the Executive is entitled to receive total consideration under this Agreement (including cash payments and restricted stock) that is equal to or greater than such amount.
ARTICLE VI
EMPLOYMENT PERIOD
6.1 DURATION. The Employment Period shall commence on January 1, 2011, and shall expire at the midnight between January 1, 2014, and January 2, 2014. In the event that the Employment Period ends and no new employment agreement is signed by both the Corporation and the Executive, such occurrences (or non-occurrences), either singly or in combination, shall not entitle the Executive to any severance-related payment or benefit of any kind, either under this Agreement or under any severance plan of the Corporation, regardless of whether the Executive does or does not continue working for the Corporation without an employment agreement following the end of the Employment Period. As described in the paragraph above defining Change-in-Control-Related-Termination, the Executive’s Termination (whether voluntary or involuntary, and for whatever reason) following expiration of this Agreement shall not entitle him to any severance payments or post-Termination benefits payments under this Agreement unless such Termination occurs within one year after this Agreement expires and meets the definition of Change-in-Control-Related-Termination set forth above or such Termination precedes a Change in Control that occurs within three months after the expiration of this Agreement and is part of a set of circumstances that meet the definition of a Termination In Anticipation of a Change in Control. This Agreement will not be automatically renewed at the end of the Employment Period in the event that the Executive continues to work for the Corporation without a new employment contract having been signed. This Agreement can be renewed only by a writing approved by the Board and signed by the Executive and the Corporation’s Chairman of the Board. The Executive agrees to inform the Board in writing between December 1, 2012, and December 31, 2012, as to whether he is interested in negotiating a renewal of this Agreement for the period beginning January 1, 2014. This Agreement may, by mutual written agreement, be renewed for two one-year terms (each, a “Renewal Term”) upon the written agreement of the parties on or before the expiration date of the Employment Period or first Renewal Term.
6.2 EARLY TERMINATION. This Agreement shall be terminated prior to the end of the Employment Period for the following reasons or upon the occurrence of the following events:
(a)	The Corporation’s Termination of the Executive’s employment without Cause or the Executive’s resignation for Good Reason;

(b)	Termination of the Executive’s employment for Cause;

(c)	Death of the Executive;

(d)	Disability of the Executive; or

(e)	Voluntary resignation of the Executive (not for Good Reason).
ARTICLE VII
EARLY TERMINATION WITHOUT CHANGE IN CONTROL
7.1 TERMINATION WITHOUT CAUSE/RESIGNATION FOR GOOD REASON.
(a) In the event of an early termination of this Agreement that is due to the Executive’s Involuntary Separation from Service without Cause, or due to the Executive’s resignation for Good Reason, the Executive, contingent upon his timely execution and return of the Release, shall be entitled to the payments and benefits described in clauses (i)-(iii) immediately below.
(i) Subject to Section 9.2 below, during the remainder of the Employment Period, the Corporation shall continue to pay the Executive his Base Salary except that, if the Termination occurs at a time when the remainder of the Employment Period is less than 12 months, the Corporation shall, 65 days after such Termination, pay the Executive a lump sum amount equal to 100% of the Executive’s annual Base Salary;

(ii) A cash bonus in an amount based on the extent of achievement of the performance goals set forth at Section 4.2 above during the months worked by the Executive in the year in which the Executive’s Termination occurred, provided that any such determination shall be made by the Board in accordance with the procedures set forth in Section 4.2 above and following the close of the performance year in which the Executive’s Termination occurred and no later than March 10 of the year immediately following such performance year, with any payment to the Executive to be made no later than March 15 of the year immediately following the calendar year in which he is Terminated, provided that, should the Executive be Terminated without Cause or resign for Good Reason after the completion of a calendar year but before his bonus under Section 4.2 above has been paid, any bonus that he earned under Section 4.2 above will be paid to him just as it would have but for his Termination without Cause or resignation for Good Reason; and
(iii) All rights which have accrued under the WGI 1996 Stock Plan and the WGI 2010 Stock Plan as of the time of the Termination and all of the outstanding WGI stock options, restricted stock awards and other equity-based awards granted by the Corporation or WGI to the Executive shall become fully vested and, to the extent allowed by law, immediately exercisable in full on the date of the Executive’s Involuntary Separation from Service, and any unvested cash awards shall be paid to him within the applicable Short-Term Deferral Period, except that any acceleration of vesting, change in the date of initial exercisability, or payment made under this Section 7.1 (a) (iii) must comply with Section 9.2 below.
7.2 VOLUNTARY RESIGNATION OR TERMINATION FOR CAUSE. In the event of an early termination of this Agreement because of the voluntary resignation of the Executive or because of the Executive’s Involuntary Separation from Service for Cause, the Executive will receive his Base Salary through the date of such voluntary resignation or termination, the Executive shall receive no cash bonuses under Section 4.2 above for any years remaining in the Employment Period which have not ended as of the date of such voluntary resignation or Termination of the Executive’s employment for Cause, even if the performance goals set forth in Section 4.2 above for such years are achieved, and the Executive and his eligible dependents will receive, subject to Section 9.2 below, such benefits as they may be entitled under the terms of the WGI 1996 Stock Plan; the WGI 2010 Stock Plan; and the employee benefit programs, plans and arrangements of the Corporation described in Section 10.1 below.
7.3 DEATH. In the event of an early termination of this Agreement because of the death of the Executive, the Executive’s spouse, if living (if not, his estate) will be entitled to and shall receive (i) the Executive’s Base Salary at the rate specified in Section 4.1 above through the date of the Executive’s death, (ii) an amount in cash equal to the target cash bonus that would have been due if the Corporation had achieved the performance goals referenced in Section 4.2 above for the year in which the Executive’s death occurs (payable within three months after the date of the Executive’s death, but in any event no later than two and one-half months following the end of the calendar year in which the Executive’s death occurs), but no other amounts in respect of the potential cash bonuses under Section 4.2 above, (iii) immediate vesting of all LTI awards that have been awarded and earned pursuant to Section 4.3 above, and (iv) such survivor and other benefits, including health care continuation benefits, as they may be entitled under the terms of the employee benefit programs, plans and arrangements described in Section 10.1 and under the WGI 1996 Stock Plan and the WGI 2010 Stock Plan.

7.4 DISABILITY. In the event that the Executive is unable to work for a medical reason, the Executive will be entitled to and shall receive any disability payments due him under any short-term or long-term disability plan sponsored by the Corporation, WGI, or any Affiliate. To the extent that such disability plan payments are less than the actual base salary that the Executive is being paid at the time of his absence, the Corporation will pay the Executive, on its regular pay dates for executives (which are never less frequently than monthly), supplemental payments equal to the difference between the Executive’s actual base salary at the time of his absence and the amount that he is receiving from the short-term and/or long-term disability plan. Any supplemental payments made by the Corporation under the immediately preceding sentence, as well as any salary payments to the Executive, will end on the date of the Executive’s Separation from Service. Contingent upon his timely execution and return of the Release (if and to the extent the Executive is physically and mentally capable of giving a release), the Executive, in the event of his Separation from Service as a result of Disability, shall be entitled to: (i) an amount in cash equal to the target cash bonus that would have been due if the Corporation had achieved the performance goals set forth in Section 4.2 above for the year in which the Executive’s Separation from Service occurs (payable no later than the last day of the Short-Term Deferral Period following the Executive’s Separation from Service), but no other amounts in respect of the potential cash bonuses under Section 4.2 above, and (ii) immediate vesting of all LTI awards that have been awarded pursuant to Section 4.3 above. Without regard to whether the Executive timely executes and returns the Release, in the event of his Separation from Service as a result of Disability, the Executive, subject to Section 9.2 below, shall be entitled to any benefits due him (a) under the terms of the employee benefit programs, plans and arrangements described in Section 10.1 below and (b) under the WGI 1996 Stock Plan and WGI 2010 Stock Plan. It is expressly understood and agreed that a Separation from Service as a result of Disability shall not entitle the Executive to those payments and benefits that he would have received under Section 7.1(a) above based on an Involuntary Separation from Service without Cause.
ARTICLE VIII
CHANGE-IN-CONTROL-RELATED-TERMINATION
8.1 SEVERANCE COMPENSATION.
(a) In the event of a Change-in-Control-Related-Termination, the Executive, subject to the 280G cutback set forth in Section 8.2 below and contingent upon his timely execution and return of the Release, shall be entitled to the following:
(i) a lump sum cash payment in an amount equal to 300 percent of the Executive’s Severance Compensation, which shall be paid by the Corporation no later than the earlier of: (a) 90 days after the Executive’s Separation from Service (or, if applicable, 90 days after the date that the Executive’s Separation from Service becomes a Termination in Anticipation of a Change in Control) and (b) the end of the Short-Term Deferral Period, provided that such lump sum payment shall be reduced by: (1) any amount that the Executive is entitled to receive under Section 7.1(a)(i) above, with the timing of any payments due under Section 7.1(a)(i) above to be made as specified in said Section 7.1(a)(i) rather than as specified in this Section 8.1(a)(i), and (2) any 280G cutback made under Section 8.2 below;

(ii) in the event that the Executive’s Termination occurs on a day other than the last day or first day of a calendar year, a lump sum cash payment (which shall be paid by the Corporation at the same time the payment described in Section 8.1(a)(i) hereof is paid) in an amount equal to (a) the aggregate annual target opportunity the Executive could have earned under Sections 4.2 and 4.3 above, the WGI 1996 Stock Plan, the WGI 2010 Stock Plan and any successor to either such plan, and any other incentive plans covering the Executive during the calendar year during which the Executive’s Termination occurs (determined as if all applicable goals and targets had been satisfied in full), multiplied by (b) a fraction, the numerator of which is the number of days during the period beginning on the first day of such calendar year and ending on the date of the Executive’s Termination, and the denominator of which is 365, provided that such lump sum payment shall be in lieu of any cash bonus that the Executive would otherwise be entitled to receive under Section 7.1(a)(ii) above; and
(iii) acceleration of vesting as described in Section 7.1(a) (iii) above.
8.2 280G CUTBACK. Notwithstanding anything to the contrary in this Agreement, if the payments and benefits provided for in this Agreement, together with any other payments and benefits that the Executive has the right to receive from the Corporation, WGI and/or any of the Affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided hereunder (beginning with any payment to be paid in cash hereunder) shall be reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive will be $1.00 less than three times the Executive’s Base Amount and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code. The determination as to whether any such reduction in the amount of the benefits provided hereunder is necessary shall be in accordance with the process described herein.
The Compensation Committee, with advice of counsel and such advisors to counsel as the Compensation Committee deems necessary, shall promptly, following the Executive’s Separation from Service, make an initial determination as to whether a 280G cutback, as described in the immediately preceding paragraph, is required and the amount of any such cutback. Such initial determination shall be delivered to the Executive no later than the 21st day following his Separation from Service. In the event that the Executive wishes to challenge the initial determination, the Corporation shall reimburse the Executive for reasonable attorneys’ fees that he incurs in seeking advice concerning such initial determination, provided that such reimbursement shall be conditional on the Corporation and the Executive’s chosen law firm, no later than 30 days following the Executive’s Separation from Service, signing a mutually acceptable engagement letter that sets forth a budget, hourly rates, a monthly billing arrangement for the law firm, and estimated fees for outside consultants (such as CPA firms and/or benefit consulting firms that may advise the law firm). Any challenge that the Executive wishes to make to the initial determination shall be made by written notice no later than 30 days following his receipt of the Corporation’s initial determination. The Corporation and the Executive shall work together in good faith to resolve, within 21 days of the notice of challenge from the Executive, their disputes concerning the initial determination, and the Corporation shall make any necessary cutbacks to payments due to the Executive hereunder within three days after such resolution.

If a reduced payment is called for in accordance with this Section 8.2 and, through error or otherwise, the payments and benefits already received by the Executive under this Agreement, when aggregated with any other payments and benefits from the Corporation or WGI (or any of the Affiliates) used in determining if a “parachute payment” exists, exceed $1.00 less than three times the Executive’s Base Amount, then the Executive shall repay, upon 30 days’ written notice (with supporting calculations explaining the demand), such excess to the Corporation upon notification that an overpayment has been made. In the event that a 280G cutback in the Executive’s compensation is made under this Section 8.2 and the Executive subsequently becomes convinced that it was made in error, then he shall promptly notify the Corporation of such alleged error. The deadline for the Executive to notify the Corporation of any such alleged error shall be 10 days after his timely filing with the Internal Revenue Service of his first federal income tax return due following his Separation from Service. Any claim of the Executive that an error was made in computing the 280G cutback shall be forever waived if not made within the 10-day period described in the immediately preceding sentence. In the event that the Executive claims that an error was made in connection with a 280G cutback in his compensation, then the Executive and the Corporation shall work together in good faith for a period no longer than 60 days in attempting to resolve the claim. If the claim is not resolved within such 60-day period, then the Executive, no later than 14 days following the end of the 60-day period, shall make demand with the American Arbitration Association for arbitration of the claim under Article XI of this Agreement. If the Executive fails to make demand for arbitration of the claim with the American Arbitration Association within such 14-day period, then any rights he might have had to recover against the Corporation for an error made in the 280G cutback shall be forever waived. If the Executive makes a timely demand for arbitration with regard to an alleged error in the 280G cutback, the parties agree to proceed to arbitration promptly and to take all reasonable steps to cause the arbitration proceeding to occur within 90 days after the Executive makes demand with the American Arbitration Association for such arbitration. In the event that the arbitrator finds that the Corporation is indebted to the Executive due to an error made in connection with the 280G cutback, the Corporation shall pay the Executive the amount of the arbitrator’s award on the first Business Day following 45 days after the decision of the arbitrator becomes final.
8.3 OTHER 280G /4999 ISSUES. In the unlikely event that, despite the 280G cutback procedures set forth above, any of the payments or benefits that the Executive has the right to receive under this Agreement from the Corporation or any of the Affiliates (the “Payments”) are later determined to be subject to the excise tax imposed by Section 4999 of the Code (in connection with Section 280G of the Code), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Section 4999 Tax”), the Corporation shall pay to the Executive an additional payment (a “Section 4999 Gross-up Payment”) in an amount such that, after payment by the Executive of all Section 4999 Tax (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed on any Section 4999 Gross-up Payment, the Executive retains an amount of the Section 4999 Gross-up Payment equal to the excise tax imposed upon the Payments.

The Executive shall notify the Corporation immediately in writing following the receipt of any claim by the Internal Revenue Service which, if successful, would require the Corporation to make a Section 4999 Gross-up Payment (or a gross-up payment in excess of that, if any, initially determined by the Compensation Committee). The Corporation shall notify the Executive in writing at least 15 days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Corporation decides to contest such claim, then the Executive shall cooperate fully with the Corporation in such action; provided, however, the Corporation shall bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Section 4999 Tax, or income tax, including interest and penalties with respect thereto, imposed as a result of the Corporation’s action. If, as a result of the Corporation’s action with respect to a claim, the Executive receives a refund of any amount paid by the Corporation with respect to such claim, then the Executive shall, within 10 days of receipt, pay such refund to the Corporation. If the Corporation fails to timely notify the Executive whether it will contest such claim or the Corporation determines not to contest such claim, then the Corporation shall, on the first Business Day following 30 days after its receipt from the Executive of notice of the claim by the Internal Revenue Service, pay to the Executive the portion of such claim, if any, which it has not previously paid to the Executive. In connection with any claim made by the Executive under this Section 8.3, the Executive shall provide the Corporation with adequate substantiation, including his federal income tax returns and all attachments thereto. If, after compliance with the procedures set forth in this paragraph, the Executive is required to pay taxes to a taxing authority as a result of Section 280G of the Code, the Executive shall notify the Corporation within 15 days after making such payment and shall provide the Corporation with such substantiation as it shall reasonably request. The Corporation shall reimburse the Executive for such taxes (and any penalties and interest thereon that he could not have avoided by paying the amounts due once the Corporation determined that it did not intend to contest same) on the first Business Day following 60 days after its receipt of such notice, provided that in no event will such payment be made later than the end of the Executive’s taxable year next following his taxable year in which he remits the subject taxes, penalties and interest to the taxing authority.
8.4 SUCCESSORS BOUND. After a Change in Control has occurred, this Agreement shall bind any successor of the Corporation (whether direct or indirect, by purchase, merger, consolidation or otherwise) in the same manner and to the same extent that the Corporation would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor of the Corporation (that becomes such after a Change in Control has occurred) would not, by the foregoing provision or by operation of law, be bound by this Agreement, the Corporation and WGI shall require, as part of any purchase and sale documents or other applicable documents, that such successor: (a) expressly and unconditionally assume, and agree to perform the Corporation’s obligations under this Agreement, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place, and (b) agree to impose upon its successors (as well as any person or entity to which it assigns all or substantially all of the business and/or assets that it acquired from the Corporation) the same requirements concerning this Agreement that the Corporation imposed upon its successor.

8.5 NON-DUPLICATION OF BENEFITS. Except to the extent that this Agreement provides otherwise, the benefits payable under this Article VIII shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options and other benefits that may be owed to the Executive following Termination (which are not contingent on any Change in Control preceding such termination), including accrued vacation or sick pay, amounts or benefits payable under any bonus or other compensation plans, any life insurance plan, health plan, disability plan, or any similar or successor plans. However, as described above, any payments and benefits due the Executive under Section 7.1(a) (i) above must be paid under that section and then deducted from any payments and benefits he would have received under this Article VIII if he had not been due them under Section 7.1(a) (i) above.
ARTICLE IX
GENERAL PROVISIONS RE POST-TERMINATION PAYMENTS
9.1 MITIGATION NOT REQUIRED. The Executive shall not be required to mitigate the amount of any payment provided for in Article VII or Article VIII above by seeking employment or otherwise. Except to the extent provided in Section 5.3 above, the amount of any payment provided for in Article VII or Article VIII above shall not be reduced by any compensation or remuneration earned by the Executive as the result of employment with another employer, or self-employment, or as a partner, or in any other capacity, after the date of his Separation from Service.
9.2 409A-RELATED PROVISIONS. Each payment to the Executive of an amount following his Termination shall constitute a “separate payment” for purposes of Section 409A. Any payments to be made under this Agreement to the Executive upon his Termination, and the timing of such payments, shall be made only at such time the Executive shall have realized a Separation from Service. All amounts or benefits payable to the Executive under this Agreement following his Termination that are not payable within the Short-Term Deferral Period and that are payable within six months following such Termination shall be accrued and paid on the earlier of: (1) the first day of the seventh month following the date of Separation from Service, or (2) if earlier than the end of such six-month period, within 10 days following the date of the Executive’s death. To the extent that Section 409A applies to this Agreement, this Agreement shall be interpreted in accordance with Section 409A, including any applicable interpretive guidance previously issued or that may be issued after the date of this Agreement (“409A Guidance”), and any ambiguous term or undefined term herein shall be interpreted in a manner that causes the term to meet the definition of that term that complies with Section 409A and 409A Guidance. Notwithstanding any other provision of this Agreement to the contrary, it is intended that any payment or benefit provided for in this Agreement that constitutes “nonqualified deferred compensation,” as that term is defined in Section 409A, shall be provided and issued in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A. Any provision in this Agreement that would result in the imposition of excise taxes or any other taxes under Section 409A shall be void and without effect. To the extent permitted under Section 409A, the parties shall reform the provision, provided such reformation shall not subject the Executive to additional tax or interest and the Corporation shall not be required to incur any additional compensation costs as a result of the reformation. In addition, any provision that is required to appear in this Agreement for purposes of Section 409A compliance and that is not expressly set forth shall be deemed to be set forth herein, and this Agreement shall be administered in all respects as if such provision were expressly set forth. References in this Agreement to Section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A. Unless this Agreement expressly specifies a different time for a recurring payment to be made or recurring benefit to be received, recurring amounts or recurring benefits payable to the Executive under this Agreement following his Termination shall be paid on the regular payroll payment dates of the Corporation for payment of such amounts or benefits, provided that such regular payroll payment dates shall be no less frequently than monthly.

ARTICLE X
EMPLOYEE BENEFITS
10.1 BENEFITS DURING EMPLOYMENT. Throughout the Employment Period, the Executive shall be entitled to participate in such retirement, bonus, disability, life, sickness, accident, dental, medical and health benefits and other ERISA-covered employee benefit programs, plans and arrangements of the Corporation that are in effect, and in any successor or additional employee benefit programs, plans or arrangements that may be established by the Corporation, as and to the extent any such employee benefit programs, plans and arrangements are or may from time to time be in effect.
10.2 POST-TERMINATION BENEFITS. The Corporation will provide to the Executive and his eligible dependents certain post-Termination employee benefits (or the cost of same) to the limited extent described in this Section 10.2. If the Executive is Terminated for Cause, the Corporation shall have no obligation to provide the Executive (or his eligible dependents with any of the post-Termination employee benefits (or the costs of same) granted to him in this Section 10.2. Furthermore, any post-Termination medical and dental benefits granted to the Executive under this Section 10.2 shall terminate when the Executive subsequently becomes (a) an employee of another employer (or becomes self-employed under an arrangement that allows him and his eligible dependents to elect coverage under the group medical plan offered to employees of the entity through which he is self-employed), or (b) eligible to receive benefits through Medicare. The Executive shall promptly give the Corporation notice of such subsequent employment, self-employment or Medicare eligibility (if such Medicare eligibility is based on disability or any other factor except attainment of Medicare eligibility age). Any post-Termination medical or dental coverage that the Executive receives under this Section 10.2 shall be counted against any obligation of the Corporation (or WGI or any Affiliate) to provide him with coverage under COBRA. Any dependent coverage provided to the Executive’s eligible dependents under the Corporation’s medical or dental plans shall terminate at the same time that the Executive’s post-Termination coverage terminates, except that, in a situation in which the Executive’s coverage ends because of his death or because Medicare (or coverage under a national healthcare arrangement, as described below) becomes available to him, his eligible dependents shall be notified of their COBRA rights, if any, and provided with COBRA coverage if required by law. Subject to the conditions set forth in this Section 10.2, the limited post-Termination benefits that the Corporation shall provide to the Executive (and his eligible dependents) are:
(i) Contingent upon the Executive’s timely execution and return of the Release (unless excused under Section 7.4 above), the Corporation will pay the Executive a cash payment in an amount equal to the Executive’s costs for 24 months of life insurance coverage for himself and his spouse (if his spouse was covered by a Corporation-sponsored life insurance plan on the day prior to the Executive’s Termination) under the life insurance benefits plan maintained by the Corporation on the day prior to the Executive’s Termination. The Executive shall not be entitled to the payment described in this Section 10.2 (i) in the event that he voluntarily resigns from the Corporation. The Corporation will make this payment within the Short-Term Deferral Period.
(ii) Contingent upon the Executive’s timely execution and return of the Release (unless excused under Section 7.4 above), Executive and his eligible dependents (if such dependent was covered under the medical and dental insurance benefit plans sponsored by the Corporation on the day prior to the Executive’s Termination of employment) shall continue to be covered under such plans during the period beginning on the date of the Executive’s Termination and continuing until the end of the period for which the Executive (and his eligible dependents) would be entitled to COBRA coverage under section 4980B of the Code (if the Executive had elected such coverage and paid the applicable premiums). Such coverage shall be provided to the Executive at a cost that is no greater than the lesser of: (a) the cost of such coverage paid by the Executive immediately prior to the Executive’s Termination or (b) the cost of such coverage paid by the Executive immediately prior to the subject Change in Control, if the Executive’s Termination was a Change-in-Control-Related-Termination. Furthermore, if the Executive’s Termination was a Change-in-Control-Related-Termination, the benefits and terms of each such coverage provided under this Section 10.2(ii) shall be no less favorable in the aggregate than that provided to the Executive immediately prior to the Change in Control, unless changes made to the Corporation’s group medical and dental insurance make it impossible for the Corporation to provide benefits and terms comparable in the aggregate to those provided immediately prior to the Change in Control. If the coverage provided to the Executive (and his eligible dependents) under this Section 10.2(ii) will have adverse tax consequences to the Executive as compared to the tax consequences associated with similar coverage provided to an active executive employed by the Corporation, then the Corporation shall attempt to arrange substantially similar coverage through individual policies that do not have such adverse tax consequences or otherwise pay to the Executive a cash payment to make the Executive approximately whole (on an after-tax basis) for such adverse tax consequences. Such payment, if any, shall be estimated and paid within the Short-Term Deferral Period. The Executive shall not be entitled to any of the benefits described in this Section 10.2 (ii) in the event that he voluntarily resigns from the Corporation.

(iii) Under the following circumstances, the Executive and his eligible dependents shall have the right to the additional post-Termination medical coverage as described in this Section 10.2 (iii): (a) if, within 30 days following expiration of the Employment Period, the Corporation involuntarily terminates the Executive (not for an event that meets the definition of Cause set forth above) and such Termination does not constitute a Change-in-Control-Related-Termination; or (b) if the Executive obtains medical coverage under Section 10.2 (ii) above and, at the end of the period described in 10.2 (ii) above, still is not: (x) an employee of another employer (or self-employed under an arrangement that allows him and his eligible dependents to elect coverage under the group medical plan offered to employees of the entity through which he is self-employed), (y) eligible to receive benefits through Medicare, or (z) eligible to purchase medical coverage under a national healthcare program that provides benefits comparable to (or better than) those provided by Medicare at a cost to the Executive for his coverage that is no greater than $15,000 a year (indexed for inflation based on the Consumer Price Index for All Urban Consumers from 12/31/10 forward). If the Executive and his eligible dependents have a right to additional post-Termination medical coverage under this Section 10.2 (iii), then, upon cessation of the Executive’s medical coverage based on either (a) or (b) of this Section 10.2 (iii), the Corporation shall either: (A) locate a medical insurance carrier that will provide medical coverage (comparable to the employee group medical coverage then offered by the Corporation to its Houston office employees generally) to the Executive and his eligible dependents, at a cost comparable to the COBRA costs paid by ex-employees who, along with their eligible dependents (if any), remain covered on the Corporation-sponsored group medical plan for Houston office employees generally, with the Corporation having the option, but not the obligation, to partially subsidize the cost of any such medical coverage to make the cost of it to the Executive comparable to the COBRA rate; or (B) permit the Executive and his eligible dependents the opportunity, under this Section 10.2 (iii), to elect, solely at the Executive’s expense, to continue coverage under the Corporation’s group medical plan offered to Houston office employees generally and dental benefit plan as in effect at such time (the “Medical/Dental Plans”). The Executive and/or his eligible dependents shall make such election by giving notice within the later of 30 days: (a) from the Termination of the Executive’s employment with the Corporation, or (b) from the date that the Executive’s medical coverage under Section 10.2 (ii) above ends and, if it is not made within such period, such election right under this Section 10.2 (iii) shall be forever forfeited. The cost of such post-Termination coverage under the Medical/Dental Plans to be charged to the Executive shall be the cost charged to participants in the Medical/Dental Plans who have elected COBRA under such plans. The coverage under this Section 10.2 (iii) shall terminate in the event that the Executive fails to make timely monthly payments to the Corporation in the amount of the monthly COBRA costs then being paid by other ex-employees of the Corporation. Any coverage provided under this Section 10.2 (iii) shall terminate immediately if the Executive becomes: (x) an employee of another employer (or self-employed under an arrangement that allows him and his eligible dependents) to elect coverage under the group medical plan offered to employees of the entity through which he is self-employed), (y) eligible to receive benefits through Medicare, or (z) eligible to purchase medical coverage under a national healthcare program that provides benefits comparable to (or better than) those provided by Medicare at a cost to the Executive for his coverage that is no greater than $15,000 a year (indexed for inflation based on the Consumer Price Index for All Urban Consumers from 12/31/11 forward).

ARTICLE XI
MANDATORY ARBITRATION
11.1 MANDATORY ARBITRATION PROVISION. Any dispute, claim or controversy arising out of or related in any way to this Agreement, including its enforceability, validity, or interpretation, or related in any way to the Executive’s employment with, or provision of services to, the Corporation, WGI or any Affiliate, shall be submitted to and resolved by binding arbitration with the American Arbitration Association (“AAA”) in Houston, Texas, in accordance with the rules of the AAA pertaining to employment disputes. This mandatory arbitration section shall also apply to any claim that the Executive might assert against any officer, director, or manager of the Corporation, WGI or any Affiliate. One arbitrator shall be used. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. It is specifically agreed that this section on arbitration shall be binding on the Executive’s heirs, administrators, and personal representatives. This section on arbitration shall be governed by the Federal Arbitration Act. Nothing contained in this section on mandatory arbitration shall prevent the Corporation from seeking injunctive relief against the Executive for violation of the sections of this Agreement pertaining to intellectual property, protection of Confidential Information, and/or non-competition or non-solicitation. Any provision of this section on mandatory arbitration that is found to be unconscionable or otherwise unenforceable shall be severed and this section on mandatory arbitration shall be enforced without the severed provision. This section on mandatory arbitration shall not apply to any claim that, under applicable law, is not subject to arbitration. This section on mandatory arbitration shall survive the termination of this Agreement unless and until the Executive and the Corporation enter into a new employment agreement that specifically addresses the subject of mandatory arbitration.
ARTICLE XII
NOTICES
12.1 NOTICES. Any notices requests, demands and other communications provided for by this Agreement shall be given in writing and sent by certified mail, return receipt requested or by commercial courier to the parties at the addresses below:
To the Executive:
Robert R. Harl
327 East Friar Tuck Lane
Houston, Texas 77024

With a copy (which shall not constitute notice) to:
David Hankey
Gohn Hankey & Stichel LLP
201 North Charles Street, Suite 2101
Baltimore, Maryland 21201
To the Corporation:
Gordon Hagendorf, Vice President, Human Resources
Willbros United States Holdings, Inc.
4400 Post Oak Parkway, Suite 1000
Houston, TX 77027
With copies (which shall not constitute notice) to:
Gordon Hagendorf by email at:
Gordon.Hagendorf@willbros.com
John McNabb by certified mail at:
John McNabb
Growth Capital Partners
363 N. Sam Houston Pkwy E., Suite 550
Houston, TX 77060
A party may change the notice recipients and/or notice addresses specified above by sending written notice to the other party in accordance with this Section 12.1. Any such changes in notice recipients or addresses shall become effective five days after they are delivered.
ARTICLE XIII
MISCELLANEOUS
13.1 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the Executive and the Corporation with respect to the subject matter hereof and supersedes any and all prior understandings on the subjects contained herein, written or oral, and all amendments thereto, save and except for the continuing applicability and participation of the Executive in the employee benefit plans and arrangements described in Article X above, and the applicability of the terms and provisions of the WGI 1996 Stock Plan, the WGI 2010 Stock Plan, the Restricted Stock Award Agreements and Stock Option Agreements related to the award of restricted stock shares and grant of stock options to the Executive; provided, however, this Agreement shall not diminish or otherwise alter the power and authority of the Board to amend, terminate, or otherwise later modify employee benefit plans or arrangements available to any employee or group of employees.

13.2 PRIOR INDEMNIFICATION AGREEMENT. Nothing contained in this Agreement shall diminish or impair the validity, application, and enforceability of that certain indemnification agreement dated as of May 27, 2009, between the Executive and WGI.
13.3 MODIFICATION. Nothing in this Agreement shall affect the Corporation’s, WGI’s or the Affiliates’ rights to amend or terminate any of their employee benefit plans, as permitted under applicable law and the respective terms of such plans. Except as provided in the immediately preceding sentence, this Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, nor any provision hereof waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives. The parties agree to further amend this Agreement in the event that an amendment is necessary or desirable to address the requirements of Section 409A.
13.4 SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect, provided, that, if the unenforceability of any provision is because of the breadth of its scope, the duration of such provision or the geographical area covered thereby, the parties agree that such provision shall be amended, as determined by the court, so as to reduce the breadth of the scope or the duration and/or geographical area of such provision such that, in its reduced form, said provision shall then be enforceable.
13.5 SURVIVAL OF CERTAIN PROVISIONS. The parties’ obligations under Sections 8.1, 8.2 and 8.3 hereof and Articles X and XI hereof, as well as the parties’ obligations with regard to reformation under Section 9.2 hereof, shall survive the termination of this Agreement. The following shall also survive the termination of this Agreement: (a) Executive’s obligations under Sections 2.2, 5.1, 5.2, 9.2, and 10.2 hereof, and (b) the Corporation’s obligations under Sections 4.3, 7.1, 7.2, 7.4, and 8.4 hereof. Furthermore, the Corporation’s obligations to the Executive’s spouse (or estate) under Section 7.3 above shall survive any termination of this Agreement that occurs as a result of the Executive’s death.
13.6 PAYMENT OBLIGATIONS ABSOLUTE. Except to the extent set forth in Section 5.3 above or required by federal bankruptcy law or other applicable law, the Corporation’s obligation to pay any amounts, and to provide benefits continuation or any other benefits under this Agreement, shall be absolute and unconditional. The Corporation’s obligations to the Executive under this Agreement shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right that the Corporation or any of the Affiliates may have against the Executive. All benefits due to the Executive under this Agreement are unfunded and unsecured and are payable out of the general funds of the Corporation. At its option, the Corporation may establish as grantor a “grantor trust” for the payment of benefits and obligations hereunder, the assets of which shall be at all times subject to the claims of creditors as provided for in such trust.

13.7 ATTORNEYS’ FEES. If the Executive institutes any legal action seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Agreement, the Corporation shall, if the Executive prevails in such action, pay for all reasonable legal fees and expenses incurred by the Executive.
13.8 CONSTRUCTION. For purposes of this Agreement, the following rules of construction shall apply:
(a) The word “or” is disjunctive but not necessarily exclusive.
(b) The headings (and subheadings) used in this Agreement are for convenience only, and should not be considered in construing the document.
(c) Words in the singular include the plural; words in the plural include the singular; words in the neuter gender include the masculine and feminine genders; and words in the masculine or feminine gender include the other and neuter genders.
(d) The words “including” and “includes” mean including or includes without limitation.
13.9 NOT AN ERISA PLAN. This Agreement is not intended to create an ERISA plan. However, should any part of this Agreement be found by a court of competent jurisdiction or an authorized arbitrator to have created an ERISA plan, then such plan is intended to be a welfare plan under Section 3(1) of ERISA. In the unlikely event that this Agreement were found to be a pension plan under Section 3(2) of ERISA, then this Agreement is intended to qualify as a plan maintained for the purpose of providing deferred compensation for an individual within a select group of management or highly compensated employees, within the meaning of Sections 201(2), 30 1(3) and 401(a) (1) of ERISA.
13.10 GOVERNING LAW. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to any otherwise applicable principles of conflicts of laws.
IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the dates shown below to become effective as of the Effective Date.

Corporation: WILLBROS UNITED STATES HOLDINGS, INC.
By:	/s/ Gordon Hagendorf
	Name:	Gordon Hagendorf
	Title:	Vice President Human Resources
	Date:	September 20, 2010

Executive:
/s/ Robert R. Harl
Robert R. Harl
Date: September 20, 2010

APPROVED WITH REGARD TO SECTION 2.2 ABOVE CONCERNING TERMINATION OF SEVERANCE PLAN AND SECTION 8.4 ABOVE (CONCERNING SUCCESSORS):

WILLBROS GROUP, INC.
By:	/s/ Van Welch
	Name:	Van Welch
	Title:	Senior Vice President and Chief Financial Officer
	Date:	September 20, 2010

Exhibit 1
Performance Conditions Related to Annual Cash Bonus Awards
The Executive is eligible for an annual cash bonus award for 2011 subject to the achievement of performance goals set out below based on an objective compensation standard to be determined by the Compensation Committee (the “Committee”):
•	50% of bonus award tied to achievement of earnings per share (“EPS”) goals;

•	10% of bonus award tied to achievement of days of sales outstanding (“DSO”) goals;

•	10% of bonus award tied to achievement of objective health, safety and environmental (“HSE”) goals; and

•
30% of bonus award tied to achievement of personal performance goals, including: earnings, cash flow, customer satisfaction, revenues, financial return ratios, expense reduction, and market performance.

For 2012 and 2013, the Committee may vary the performance goals for the annual cash bonus award to the extent allowed by the management incentive plan.
For target achievement of the specified performance goals, a bonus in the amount of the Executive’s Base Salary will be awarded. For maximum achievement of the specified performance goals, in the Committee’s sole discretion, a bonus of up to 150% of Base Salary will be awarded.

Exhibit 2
Performance Conditions Related to Long-Term Incentive Awards
The Executive’s annual target long-term incentive award shall be $4 million. This award will be earned in shares or restricted stock units, to the extent permissible, with the remainder of the award earned in cash or other forms permitted under the WGI 2010 Stock Plan. This award will be earned annually and will vest in the manner set forth in the Agreement. For 2011 the amount of the award will be determined based upon the achievement of the long-term performance goals outlined below based on an objective compensation standard to be determined by the Compensation Committee (the “Committee”):
•	50% of award tied to achievement of Total Shareholder Return (“TSR”) goals (i.e., stock price appreciation and dividend return);
•	20% of award tied to achievement of objective health, safety and environmental (“HSE”) goals; and
•	30% of award tied to achievement of personal performance goals, including: earnings, cash flow, customer satisfaction, revenues, financial return ratios, expense reduction, and market performance.
For 2012 and 2013, the Committee may vary the performance goals for the long-term incentive award to the extent allowed by the WGI 2010 Stock Plan.
For target achievement of the specified performance goals, the target long-term incentive award will be earned. For maximum achievement of goals as outlined above, in the Committee’s sole discretion, a long term incentive award of up to 200% of the target award may be earned.
For the TSR portion of the award, TSR will be measured against a peer group of comparators determined by the Committee. Potential award levels determined by the Committee are outlined below:
•	Up to 200% of the TSR portion of the award may be earned for TSR performance within the top 2 companies of the comparator group.
•	Up to 100% of the TSR portion of the award may be earned for TSR performance at the median of the comparator group.
•	None of the TSR portion of the award will be earned for TSR performance within the bottom 2 companies of the comparator group.
For each of the objective health, safety and environmental goals and objective personal performance goals, the achievement of these performance goals will be determined at the sole discretion of the Committee.

Exhibit 3

Proforma Illustrating LTI Award

Impact of
Hypothetical
	Jan. 1	Jan. 31	March 10	March 15	Events
2011	Exec. becomes eligible for $4 million target ($8 million maximum) LTI award for 2011

2012	Exec. becomes	Deadline for	Deadline for Board	Exec. receives	Hypothetical #1:
eligible for $4 million target ($8 million maximum) LTI award for 2012	modified performance goals to be provided to Exec. (Section 4.3 ¶ 1)	to determine, if at all, what percent of 2011 LTI award the Exec. has earned and what percent of award will be made in equity and what percent in cash. (Section 4.3 ¶ 1)	first 1/3 of amount of LTI award that Board determines he earned for 2011 (if any). To the extent that the 1/3 of the 2011 award is payable in cash, the cash must be paid by this date. To the extent that the award is in a form of equity, the equity must belong to Executive without restriction on this date (Section 4.3 ¶ 2). _____.	Board determines that Exec. earned 75% of target LTI award of $4 million that he could have earned for 2011. Therefore, by March 15 of 2012, Exec. receives the aggregate amount of $1 million in cash and/or in one of more forms of equity. The unearned part of the 2011 LTI award, amounting to $5 million, is forfeited forever. Hypothetical #2:
Assuming Hypothetical #1, on May 1 of 2012, Exec. voluntarily resigns for personal reasons. The voluntary resignation causes forfeiture of (a) 2/3s of the amount of the LTI award that Exec. earned for 2011 (Section 4.3 ¶ 2); and (b) 100% of LTI awards that Exec. might have earned for 2012 (Section 4.3 ¶ 2).

Impact of
Hypothetical
	Jan. 1	Jan. 31	March 10	March 15	Events
2013	Exec. becomes	Deadline for	Deadline for Board	Exec. receives	Hypothetical #1:
eligible for $4 million target ($8 million maximum) LTI award for 2013	modified performance goals to be provided to Exec. (Section 4.3 ¶ 1)	to determine, if at all, what percent of 2012 LTI award the Exec. has earned and what percent of award will be made in equity and what percent in cash. (Section 4.3 ¶ 1)	first 1/3 of amount of LTI award that Board determines he earned for 2012 (if any). To the extent that the 1/3 of the 2012 award is payable in cash, the cash must be paid by this date. To the extent that the award is in a form of equity, the equity must belong to Executive without restriction on this date (Section 4.3 ¶ 2).	Board determines that Exec. earned 75% of target LTI award of $4 million that he could have earned for 2012. Therefore, by March 15 of 2013, Exec. receives the aggregate amount of $1 million in cash and/or in one of more forms of equity. The unearned part of the 2012 LTI award, amounting to $5 million, is forfeited forever. Hypothetical #2:
Assuming Hypothetical #1, on May 1 of 2013, Exec. voluntarily resigns for personal reasons. The voluntary resignation causes forfeiture of (a) 2/3s of the amount of the LTI award that Exec. earned for 2012 (Section 4.3 ¶ 2); and (b) 100% of LTI awards that Exec. might have earned for 2013 (Section 4.3 ¶ 2).

Impact of
Hypothetical
	Jan. 1	Jan. 31	March 10	March 15	Events
2014	Executive’s employment contract expires at midnight on the evening of Jan 1.		Deadline for Board to determine, if at all, what amount of 2013 LTI award that Exec. has earned and what percent of award will be made in equity and what percent in cash.	Exec. receives: (a) second 1/3 of the amount of the LTI award, if any, that the Board determined he earned for 2012, and (b) 1/3 of the amount of the LTI award that the Board determines he earned for 2013, if any.

Exhibit 4
FORM OF
SEPARATION AGREEMENT AND RELEASE
The parties to this Separation Agreement and Release (this “Release”) are Robert R. Harl (“Executive”) and Willbros United States Holdings, Inc. (the “Corporation”). Executive and the Corporation are sometimes referred to in this Release as the “Parties.”
1. Background. Executive has served as the Corporation’s President and Chief Executive Officer since 2006 and most recently was employed by the Corporation under the terms of the Employment Agreement signed by the Corporation and Executive on  _____, 2010 (the “Employment Agreement”). Any capitalized terms used in this Release but not defined herein shall be defined in accordance with the Employment Agreement. On  _____, 20_____, Executive’s employment was Terminated without “Cause.” <If applicable, substitute the following words immediately after the date in the preceding sentence “Executive resigned for Good Reason” or “Executive was Terminated as a result of circumstances constituting Disability” or “Executive was Terminated without Cause.”> <In the event of a Change-in-Control-Related-Termination, state: “On  _____, 20_____, a Change in Control occurred and, on  _____, 20_____, the Corporation Terminated Executive without Cause” or “On  _____, 20_____, a Change in Control occurred and, on  _____, 20_____, Executive, after providing the Corporation with the notice and opportunity to cure required under the definition of “Good Reason” in the Employment Agreement, resigned for Good Reason” or “On  _____, 20_____, Executive was Terminated without Cause in Anticipation of a Change in Control and such Change in Control occurred on  _____, 20_____  ” or “On  _____, 20_____, Executive, after providing the Corporation with the notice and opportunity to cure required under the definition of “Good Reason” in the Employment Agreement, resigned for Good Reason in Anticipation of a Change in Control and such Change in Control occurred on  _____, 20_____”> Under the Employment Agreement, Executive’s signing of this Release is a condition to his receipt of various Termination-related payments and benefits described in such agreement.
2. Certain Rights Not Dependent on Signing Release. As of Executive’s Termination date, Corporation’s records reflected that Executive had a total of  _____  hours of accrued and unused paid time off for which he is due the gross amount of $_____. Within 14 days following his Termination, Executive shall be paid for such unused paid time off. Executive will be paid for unused paid time off without regard to whether or not he signs this Release. Furthermore, whether or not Executive signs this Release will not impact: (1) any vested rights of Executive with regard to stock in WGI or stock options regarding WGI stock, (2) any right of Executive with regard to pending medical claims covered by a Corporation-sponsored medical plan, or (3) any right of Executive to purchase continuation coverage under COBRA.

3. Payments and Benefits if Release Signed by Executive. In exchange for Executive’s execution of this Release, Executive shall receive the following payments and benefits:
A. Compensation-Related Termination Payment.
<For a non-Change-in-Control termination without Cause or due to Executive’s resignation for Good Reason, use applicable language from Sections 7.1(a)(i) and 7.1(a) (ii) of the Employment Agreement. Specify dollar amounts of payments that can be computed as of the date of termination.>
<For a Change-in-Control-Related-Termination without Cause or due to Executive’s resignation for Good Reason, use applicable language from Section 7.1(a)(i) and Article VIII of the Employment Agreement. Specify dollar amounts of payments that can be computed as of the date of termination.>
< For a termination arising from Disability, describe payment set forth in Section 7.4 of the Employment Agreement>
B. Accelerated Vesting.
<For a non-Change-in-Control termination without Cause or for Good Reason, or for a Change-in-Control-Related-Termination, set forth language from Section 7.1 (a) (iii) of the Employment Agreement>
<For a termination arising from Disability, set forth the accelerated vesting provision from Section 7.4 of the Employment Agreement>
C. Cash Payment for Life Insurance Coverage. <Describe payment set forth in Section 10.2(i) of the Employment Agreement.>
D. Employer-Paid COBRA Coverage. <Describe applicable provisions of employer-subsidized COBRA arrangement set forth in Section 10.2(ii) of the Employment Agreement>
No such payments or benefits will be due to Executive if he exercises his right to timely revoke this Release as described in Section 6 below.
4. Representations and Warranties. As an inducement to the Corporation to make the payments described in Section 3 above, Executive makes the following representations and warranties: (A) Executive owns the causes of action and/or claims hereby released and there has been no assignment of any nature of such claims to any third party, including any attorney who has advised him in connection with the signing of this Release, (B) Executive has delivered to the Corporation all documents (including copies, electronic or otherwise) containing the Corporation’s confidential information or discussing any non-public information concerning the Corporation that are in Executive’s possession, and (C) Executive has returned to the Corporation all Corporation property in Executive’s possession or under Executive’s control. It is expressly agreed and understood that the Corporation is relying on the representations and warranties in this Section 4 in agreeing to make the payments described in Section 3 above.

5. Scope of Release. Executive hereby releases, acquits, covenants not to sue, and forever discharges Corporation from all claims, demands, and causes of action. This release, acquittal, covenant not to sue, and discharge also extends to Willbros Group, Inc. (“WGI”), the affiliates, directors, officers, agents, affiliates, servants, representatives, successors, assigns, accountants, and attorneys of the Corporation and WGI, and to all other persons, natural or corporate, in privity with the Corporation or WGI (the “Releasees”). The claims Executive hereby releases include claims or causes of action of any nature, whether in contract or tort, known or unknown, suspected or unsuspected, that have accrued to Executive, except as specifically set forth in the Employment Agreement. The Parties intend and agree that this release will be as broad in scope as is legally permissible. The claims hereby released by Executive include but are not limited to:
a.	any claim for salary, wages or commissions;
b.
any claim for vacation pay, leave pay, severance pay and any other form of compensation and any benefit not expressly provided for in this Release, provided that nothing in this Release shall extinguish any rights of Executive under Sections 8.3, 10.2(iii) and 13.7 of the Employment Agreement;

c.	any claim for violation of the Family and Medical Leave Act and any state law addressing medical leave;
d.	any claim for violation of laws governing any provision of the Fair Labor Standards Act;
e.	any claim for retaliation based on any law concerning unlawful discrimination;
f.	any claim arising under Title VII of the Civil Rights Act of 1964 as amended, or the Civil Rights Act of 1991;
g.	any claim for discrimination on the basis of age, sex, race, disability, religion, national origin, color, or veteran status;
h.	any claim for alleged harassment under any federal, state, or local law;

i.	any claim for alleged wrongful termination or based on failure to hire;

j.	any claim for fraud or negligent misrepresentation;
k.	any claim arising under the Employee Retirement Income Security Act, as amended;
l.	any claim based on the Americans with Disabilities Act and/or any state law addressing protection of persons with disabilities;
m.	any claim for retaliatory discharge for alleged “whistleblowing” or for purported refusal to perform an illegal act;

n.	any claim for intentional infliction of emotional distress;

o.	any claim arising under the False Claims Act;

p.	any claim for breach of privacy; and
q.	any claim for attorneys’ fees or expenses incurred by Executive in connection with the claims released in this Release or in connection with any aspect of this Release.

Nothing contained in this Release is intended to release any claim that, by law, cannot be released by Executive in the context of a separation agreement. Each Releasee (other than the Corporation) is intended to be a third party beneficiary of this Release.
6. RELEASE OF AGE DISCRIMINATION CLAIMS/RIGHT TO REVOKE. ADDITIONALLY, THIS RELEASE SPECIFICALLY RELEASES AND WAIVES ALL OF EXECUTIVE’S RIGHTS AND CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. § 621 et seq.), AS AMENDED. It is understood that Executive is not waiving any rights or claims under the Age Discrimination in Employment Act that may arise after this Release is executed. It is understood that Executive may waive rights or claims arising under the Age Discrimination in Employment Act only in exchange for consideration that is in addition to anything of value to which Executive is already entitled. Executive understands that he has 21 days <change to 45 if group layoff> following his receipt of the initial version of this Release on  _____, to decide whether he wishes to sign this Release. Executive further understands that he may revoke this Release at any time within seven days after he signs and returns it to the Corporation, and that this Release shall not become effective or enforceable until the seven-day revocation period has expired. If Executive wishes to revoke this Release during the seven days after he signs it and returns it to the Corporation, he will do so by sending notice of revocation by certified mail to Gordon Hagendorf, Vice President Human Resources, Willbros United States Holdings, Inc., 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, and by email to him at gordon.hagendorf@willbros.com. The Corporation advises Executive to consult with an attorney before executing this Release.
7. Time to Consider Release. Executive acknowledges that he was provided with the initial version of this Release on  _____, at least 21 days <change to 45 days if group layoff> before the date when Executive was required to make an election concerning whether or not to sign this Release. In accordance with 29 C.F.R. § 1625.22(e)(4), the Parties agree that any changes, whether material or immaterial, made in this Release after the date it was first presented to Executive will not restart the running of the 21-day <change to 45 if group layoff> period during which the Executive may consider this Release. If Executive signs this Release prior to the end of any applicable 21-day time <change to 45 if group layoff> period, the Executive certifies that, in accordance with 29 C.F.R. § 1625.22 (e)(6), he knowingly and voluntarily decided to sign the Release after considering it less than 21 days <change to 45 if group layoff> and his decision to do so was not induced by the Corporation through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the 21-day <change to 45 if group layoff> time period, or by the Corporation’s providing different terms to other executives who sign a release prior to the expiration of such time period.
8. Indemnification by Executive as to Claims Released. Executive and his heirs, executors, administrators, and assigns shall indemnify, defend and hold harmless the Corporation, WGI, the Affiliates, and all other Releasees from any and all claims, demands, actions and causes of action, of whatever nature or character that have been or may hereafter be asserted by any individual, entity, legal person of any kind, attorney or law firm, heir, devisee, business, or charity, claiming by, through, or under Executive as a result of the claims of Executive released in this Release.

9. Certification of Code of Business Conduct and Ethics for 2008. In accordance with WGI policy, Executive shall acknowledge his compliance with the Willbros Group, Inc. Code of Business Conduct and Ethics and WGI’s Foreign Corrupt Practices Act Compliance Policy by completing, signing and returning to WGI in due course the annual certification of compliance with the referenced policies with respect to the period beginning at his last such certification and ending on the date his employment with the Corporation Terminates.
10. Protection of Confidential Information\Non-Competition. Executive hereby reaffirms his prior agreements to: (a) protect Confidential Information, including his agreements as set forth in Section 5.1 of the Employment Agreement, and (b) refrain from certain acts of competition with the Corporation, WGI, and the Affiliates as set forth in Section 5.2 of the Employment Agreement. Executive acknowledges that the Employment Agreement grants the Corporation certain rights with regard to suspension or termination of payments that Executive would otherwise have received under this Release, in the event that Executive violates Section 5.1 or 5.2 of the Employment Agreement.
11. Non-disparagement. Except as otherwise required by law, both Executive and the Corporation shall respond to any inquiry concerning the termination of Executive’s employment by stating that the departure was mutually agreed upon between Executive and the Corporation. Neither party shall make any public statements or releases to the media disparaging of the other (including the management of the Corporation or its Affiliates, and its or their respective business plans, forecasts, or financial condition). Nothing contained herein shall prevent Executive from using any truthful, non-confidential information about the Corporation and his employment in order to obtain employment.
12. Indemnification. Nothing in this Release shall affect any of Executive’s rights or obligations with respect to indemnification or director and officer liability insurance coverage to which Executive is entitled or subject in his capacity as a former officer of the Corporation, a former officer of WGI or a former officer or director of certain Affiliates, whether under that certain Indemnification Agreement between WG1 and Executive or otherwise.
13. Reasonable Cooperation. Executive agrees to assist the Corporation, its Affiliates and their respective attorneys in any litigation, claim, dispute, or governmental investigation brought by or against the Corporation or one or more of its Affiliates as to which Executive may have knowledge of the facts and circumstances. Executive’s obligations under the immediately preceding sentence shall be limited to 10 hours per week and to times and locations that are mutually acceptable to Executive and the Corporation (or the applicable Affiliate). Executive agrees to immediately notify the Corporation upon receipt of any subpoena or deposition notice compelling his testimony related to matters arising out of his employment with the Corporation.

14. MANDATORY ARBITRATION PROVISION. Any dispute, claim or controversy arising out of or related in any way to this Release, including its enforceability, validity, or interpretation, or related in any way to Executive’s employment with the Corporation, WGI or an Affiliate, shall be submitted to and resolved by binding arbitration with the American Arbitration Association in Houston, Texas, in accordance with the section on Mandatory Arbitration set forth in the Employment Agreement. Any claim of Executive against any Releasee that relates in any way to Executive’s employment with the Corporation or that relates in any way to the Employment Agreement shall also be subject to mandatory arbitration in accordance with this section. This section is intended to supplement, but not supersede, the section on Mandatory Arbitration contained in the Employment Agreement. This section on mandatory arbitration shall be governed by the Federal Arbitration Act.
15. Successors and Assigns. The rights granted to the Corporation in this Release shall also inure to the benefit of the Corporation’s successors and assigns.
16. No Admission of Liability. Nothing contained in this Release shall constitute an admission of liability by any party, all such liability being expressly denied and the Corporation having made this Release to avoid possible uncertainty and to buy peace.
17. Integration Clause. Before executing this Release, the Parties have each read this Release and have fully informed themselves of its terms, contents, conditions, and effects. In making this Release, no promise or representation of any kind has been made except as expressly stated in this Release. The Parties to this Release have not relied on any representation, promise, or agreement other than as set forth in this Release. The Parties relied solely and completely on their own judgment and on the advice of their counsel in making this Release. This Release contains the complete agreement between the Parties pertaining to the subjects covered herein and cannot be superseded, amended, or modified except by a writing signed by Executive and the Corporation. This Release shall bind the Parties and their respective heirs, executors or administrators, personal or legal, and the Parties’ representatives, successors and assigns.
18. Miscellaneous. If any provision of this Release is or may be held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless survive and continue in full force and effect without being impaired or invalidated in any way. The language of this Release will be construed according to its fair meaning, and not strictly for or against either Party. The subheadings in this Release are for convenience only and should not be considered in construing this Release. For purposes of this Release, the term “including” shall mean including without limitation. Except as provided in the section on mandatory arbitration set forth above, this Release shall be governed by the laws of the State of Texas. This Release may be executed in duplicate originals, each of which shall be deemed an original for all purposes.

WILLBROS UNITED STATES HOLDINGS, INC.
By:

	Name:	Robert R. Harl

Title:

	DATE:	DATE: